                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.   20549
                             ____________________

                                   FORM 8-K

                                CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported):  July 2, 1998
                                                           ------------


                              PIERCE LEAHY CORP.
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)


        Pennsylvania                   333-9963                 23-2588479
------------------------------       -----------           ------------------
(State or other jurisdiction         (Commission            (I.R.S. Employer
     of incorporation)               File Number)          Identification No.)


                           631 Park Avenue
                   King of Prussia, Pennsylvania                   19406
              ----------------------------------------          ----------
             (Address of principal executive offices)           (Zip Code)


      Registrant's telephone number, including area code:  (610) 992-8200
                                                           --------------

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS
          ------------------------------------

          On July 2, 1998, Pierce Leahy Corp. (the "Company") purchased all of the capital stock of Kestrel Holdings, Inc., ("Kestrel") a records storage company which, through its subsidiaries, operates records storage facilities in Dallas and Houston, Texas. Included as part of the acquisition are four owned records storage facilities with an aggregate of approximately 264,000 square feet of space and four leased records storage facilities with an aggregate of approximately 350,000 square feet of space. The Kestrel acquisition added approximately 2.5 million cubic feet of records under management.

          The acquisition was consummated pursuant to a Stock Purchase Agreement dated as of May 21, 1998 among the Company and the shareholders of Kestrel (the "Agreement"). The terms of the Agreement were negotiated on an arms-length basis.

          The aggregate cash consideration for the Kestrel acquisition was approximately $52 million and was financed through borrowings under the Company's credit facility.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
          ------------------------------------------------------------------

          (a) Financial Statements of Business Acquired.

               (i)  Consolidated Financial Statements of Kestrel Holdings, Inc.:
                       Auditor's Report
                       Consolidated Balance Sheets
                       Consolidated Statements of Income
                       Consolidated Statements of Stockholders' Equity Consolidated Statements of Cash Flows
                       Summary of Accounting Policies
                       Notes to Consolidated Financial Statements

               (ii) Consolidated Financial Statements of Archivex Limited:
                       Auditor's Report
                       Consolidated Balance Sheets
                       Consolidated Statements of Earnings
                       Consolidated Statements of Retained Earnings
                       Consolidated Statements of Cash Flows
                       Notes to Consolidated Financial Statements

          (b) Pro Forma Financial Information.

              Pro Forma Condensed Consolidated Financial Statements (unaudited):
                       Basis of Presentation
                       Pro Forma Condensed Consolidated Balance Sheet
                       Pro Forma Condensed Consolidated Statements of Operations Notes to Pro Forma Combined Consolidated Financial Statements

                          INDEPENDENT AUDITOR'S REPORT




Kestrel Holdings, Inc.
Houston, Texas

We have audited the accompanying balance sheet of Kestrel Holdings, Inc. and Subsidiaries, as of September 30, 1997, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kestrel Holdings, Inc. and Subsidiaries, at September 30, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                                          /s/ James N. Howard & Associates, P.C.


Dallas, Texas
December 5, 1997

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                                 BALANCE SHEETS

-----------------------------------------------------------------------------------
                                                         SEPTEMBER 30,   MARCH 31,
                                                             1997           1998
-----------------------------------------------------------------------------------
                                                                        (unaudited)
ASSETS

Current assets
  Cash                                                     $   215,119  $   161,749
  Accounts receivable
     Trade, less allowance for doubtful
       accounts of $9,500 and $40,682                        1,687,308    1,903,791
  Prepaid expenses                                             639,320      526,558
-----------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                         2,541,747    2,592,098

PROPERTY AND EQUIPMENT, less accumulated
  depreciation and amortization                             15,713,697   16,676,576

OTHER ASSETS, net of amortization                              624,786      962,775
-----------------------------------------------------------------------------------
                                                           $18,880,230  $20,231,449
-----------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable - trade                                 $   542,396  $   995,513
  Accrued expenses                                             602,583      287,832
  Advance rentals billed                                       897,182      969,601
  Current maturities of long-term debt                       1,564,712    1,710,220
-----------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                    3,606,873    3,963,166

Deferred income taxes                                        1,441,943    1,580,596
Long-term accrued rent                                         659,926      605,689
Long-term payable to stockholder                                89,013       87,633
Long-term debt, less current maturities                      8,020,090    8,724,236
-----------------------------------------------------------------------------------
TOTAL LIABILITIES                                           13,817,845   14,961,320
-----------------------------------------------------------------------------------
Stockholders' equity
  Common stock, no par value; 1,000,000
     shares authorized; 10,000 shares issued in 1997;
     10,101 shares issued in 1998                               10,000       82,500
  Retained earnings                                          5,052,385    5,187,629
-----------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                   5,062,385    5,270,129
-----------------------------------------------------------------------------------
                                                           $18,880,230  $20,231,449
-----------------------------------------------------------------------------------

The accompanying accounting policies and notes are an integral part of these financial statements.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                              STATEMENTS OF INCOME

-----------------------------------------------------------------------------------
                                              Year Ended        Six Months Ended
                                             September 30,          March 31,
                                                                -------------------
                                                 1997          1997          1998
-----------------------------------------------------------------------------------
                                                           (unaudited)   (unaudited)
Revenue
  Storage                                    $ 6,967,126    $3,375,906    $3,855,338
  Services                                     4,519,992     1,716,280     2,357,372
  Other                                        2,124,511     1,905,338       468,018
-----------------------------------------------------------------------------------
     Total Revenue                            13,611,629     6,997,524     6,680,728
-----------------------------------------------------------------------------------
OPERATING EXPENSES
  General and administrative                   5,635,045     2,734,810     2,511,316
  Salaries                                     4,061,235     1,841,462     2,286,399
  Rent - data center space                     1,091,201       505,845       624,632
  Depreciation and amortization                  931,021       467,992       538,099
  Other                                          254,833        36,349       (40,174)
-----------------------------------------------------------------------------------
     Total Operating Expenses                 11,973,335     5,586,458     5,920,272
-----------------------------------------------------------------------------------
     Income From Operations                    1,638,294     1,411,606       760,456
-----------------------------------------------------------------------------------
INTEREST EXPENSE                                 847,917       426,369       431,579
-----------------------------------------------------------------------------------
     Income From Continuing Operations
        Before Income Taxes                      790,377       984,697       328,877
-----------------------------------------------------------------------------------
Income taxes
  Current                                        291,631       182,576        54,980
  Deferred                                        76,080       165,432       138,653
-----------------------------------------------------------------------------------
     Total income taxes                          367,711       348,008       193,633
-----------------------------------------------------------------------------------
     Income from continuing operations           422,666       636,689       135,244

DISCONTINUED OPERATIONS
  Loss from document imaging segment (net
   of income tax benefit of $122,631
   and $43,576)                                 (238,048)      (86,760)            -
-----------------------------------------------------------------------------------
     NET INCOME                              $   184,618    $  549,929    $  135,244
-----------------------------------------------------------------------------------

The accompanying accounting policies and notes are an integral part of these financial statements.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                       STATEMENTS OF STOCKHOLDERS' EQUITY

-----------------------------------------------------------------------------------
                                                   Common    Retained
                                                   Stock     Earnings     Total
-----------------------------------------------------------------------------------

BALANCE, SEPTEMBER 30, 1996                        $10,000  $4,867,767  $4,877,767

Net Income                                               -     184,618     184,618
-----------------------------------------------------------------------------------

BALANCE, SEPTEMBER 30, 1997                         10,000   5,052,385   5,062,385

Net Income (unaudited)                                   -     135,244     135,244

Sale of 101 Shares of Common Stock (unaudited)      72,500           -      72,500
-----------------------------------------------------------------------------------

BALANCE, MARCH 31, 1998 (unaudited)                $82,500  $5,187,629  $5,270,129
-----------------------------------------------------------------------------------

The accompanying accounting policies and notes are an integral part of these financial statements.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------
                                                         Year Ended         Six Months Ended
                                                       September 30,           March 31,
                                                                       --------------------------
                                                            1997           1997          1998
-------------------------------------------------------------------------------------------------
                                                                       (unaudited)   (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                             $   184,618   $   549,929   $   135,244
  Adjustments to reconcile net income to
    net cash provided by operating activities
      Depreciation and amortization
        Continuing operation                                 935,611       467,992       513,792
        Discontinued operation                               152,349        61,675             -
      Provision for bad debts                                  3,200             -             -
      (Increase) decrease in accounts receivable             270,339      (165,225)     (216,483)
      (Increase) decrease in prepaid expenses               (108,050)      (78,496)      112,762
      (Increase) decrease in other assets                    146,199       223,080      (337,989)
      Increase (decrease) in accounts payable
       and accrued expenses                                  205,585       (30,965)       84,130
      Decrease in amounts payable
       to stockholders                                        (2,760)       (1,380)       (1,380)
      Increase (decrease) in advance rentals billed           (8,617)      (33,855)       72,419
      Increase in deferred income taxes                       76,080       165,432       138,653
-------------------------------------------------------------------------------------------------
      Net Cash Provided By Operating Activities            1,854,554     1,158,187       501,148
-------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Property additions                                      (1,728,468)   (1,233,180)   (1,476,672)
  Payment for purchase of SDA                               (490,000)     (490,000)            -
  Other                                                        9,613         9,613             -
-------------------------------------------------------------------------------------------------
      Net Cash Used In Investing Activities               (2,208,855)   (1,713,567)   (1,476,672)
-------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from notes payable                              6,746,518     1,650,660     1,655,369
  Payment of notes payable                                (6,421,550)     (923,877)     (805,715)
  Proceeds from sale of common stock                               -             -        72,500
-------------------------------------------------------------------------------------------------
      Net Cash Provided By Financing Activities              324,968       726,783       922,154
-------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                              (29,333)      171,403       (53,370)

CASH, BEGINNING OF PERIOD                                    244,452       244,452       215,119
-------------------------------------------------------------------------------------------------

CASH, END OF PERIOD                                      $   215,119   $   415,855   $   161,749
-------------------------------------------------------------------------------------------------

The accompanying accounting policies and notes are an integral part of these financial statements.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                      STATEMENTS OF CASH FLOWS (CONTINUED)

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION - YEAR ENDED SEPTEMBER 30,
1997:

The Company paid approximately $817,000 for interest. Cash payments for income taxes totaled $120,000.

As described in Note 1 to the financial statements, 61.25 percent of the capital stock of Servicio De Archivos, S.A. was acquired during the year ended September 30, 1997 as follows:

               Fair value of assets acquired  $ 605,879
               Cash paid for common stock      (490,000)
               ----------------------------------------
               Liabilities assumed            $ 115,879
               ----------------------------------------


The accompanying accounting policies and notes are an integral part of these financial statements.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                         SUMMARY OF ACCOUNTING POLICIES


-----------------------------------------------------------------------------------------------
NATURE OF BUSINESS         Kestrel Holdings, Inc. (KHI), through its subsidiaries, provides management, storage, and servicing of client's business records, magnetic media, and technical data, as well as providing
                           consulting services, database development, document imaging and
                           CD-ROM production.

PRINCIPLES OF              The consolidated financial statements include the accounts of KHI
CONSOLIDATION              and its wholly-owned subsidiaries, Alpha Welch Properties, Inc.,
                           Kestrel Data Management and Storage, Inc. (KDM&S), Kestrel
                           Servicio De Archivos, Inc. (KSAI) and KSAI's 61.25 percent owned subsidiary, Servicio De Archivos, S.A. (SDA).  All significant intercompany transactions, profits, and balances have been eliminated.


INTERIM FINANCIAL          The consolidated balance sheet as of March 31, 1998 and the
STATEMENTS                 consolidated statements of income for the six months ended March
                           31, 1998 and 1997 are unaudited and, in the opinion of management of KHI, include all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of the results for those interim periods.  The results of operations for the six months ended March 31, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year.

PROPERTY, EQUIPMENT,       Assets are stated at cost.  Depreciation and amortization are
DEPRECIATION,AND           computed using the straight-line method over the estimated useful
 AMORTIZATION              lives of the assets.


OTHER ASSETS               Costs in excess of the fair value of the assets of acquired businesses totaled $336,029, and are being amortized over 15 and
                           27 years using the straight-line method.  Accumulated amortization at September 30, 1997 totaled $103,612.

                           Costs associated with refinancing debt during 1994 totaled
                           $218,626, and are being amortized over the life of the associated loans of five and 15 years.  Accumulated amortization at September
                           30, 1997 totaled $77,304.

ADVANCE RENTALS            Advance rentals billed consists primarily of billings to
BILLED                     customers, net of amounts amortized into income, at the beginning of their contractual billing periods; monthly, quarterly,
                           semiannually, or annually, which are not refundable.


INCOME TAXES               Deferred income taxes are provided for temporary differences arising from differences between financial statement and income tax bases of assets and liabilities.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                   SUMMARY OF ACCOUNTING POLICIES (Continued)

-----------------------------------------------------------------------------------------------
USE OF ESTIMATES           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


                     KESTREL HOLDINGS, INC. AND SUSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.  ACQUISITION

  In November 1996, KHI organized Kestrel Servicio De Archivos, Inc. for the purpose of purchasing an interest in a records storage and management company in Buenos Aires, Argentina. In December 1996, KSAI acquired a 61.25 percent interest in Servicio De Archivos S.A. The purchase price, $490,000, exceeded the fair value of the tangible assets acquired by $213,221, which is recorded as goodwill. The goodwill is included in the consolidated balance sheets in other assets and is being amortized over the estimated life of 15 years. The entire net operating loss of SASA from the date of acquisition of $317,000 has been recorded in the consolidated statements of income of KHI. None of the loss has been allocated to the 38.75 percent minority interest owners because they are not being required to fund their portion of the losses.

2.  DISCONTINUED OPERATIONS

  In 1996, two of KHI's subsidiaries, Houston Data Management, Inc. and Houston Data Management, Ltd., were merged together and changed their name to Kestrel Imaging and Information Management, Inc. (KIIM). KHI transferred its ownership in KIIM to KDM&S.

  Effective September 30, 1997, the decision was made to close down the operations of KIIM. KIIM was marketing digital image management systems, scanning services and CD-ROM conversions. Since the operations of KIIM constituted a separate segment, the net losses incurred by KIIM for the year are reflected in the financial statements as discontinued operations. The net assets of KIIM, which are comprised primarily of computer related equipment, have not been segregated in the financial statements because the majority of the assets will be retained and used by KDM&S in other lines of business.

3.  PROPERTY AND EQUIPMENT

  Data processing equipment includes capitalized software costs with a net book value of approximately $491,000 at September 30, 1997. The costs include labor and overhead incurred in the development of the software. Amortization of the costs using the straight-line method over five years totaled approximately $92,350. Because computer software is subject to continuing technological changes, it is possible that the software could become obsolete, requiring the costs to be written off or amortized more rapidly.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

3.  PROPERTY AND EQUIPMENT (CONTINUED)

  Property and equipment at September 30, 1997 consisted of the following:

                                              Estimated
                                               useful
                                               lives
-----------------------------------------------------------------------------------
  Land                                             -          $ 1,915,871
  Buildings and improvements                  8 - 40 yrs.      11,443,907
  Data center equipment                       5 - 40 yrs.       5,465,990
  Office furniture and data
   processing equipment                        4 - 5 yrs.       3,563,026
-----------------------------------------------------------------------------------
                                                               22,388,794
  Less accumulated depreciation
   and amortization                                            (6,675,097)
-----------------------------------------------------------------------------------

  Net property and equipment                                  $15,713,697
-----------------------------------------------------------------------------------

4. Long-term debt

  Long-term debt, including capital lease obligations, at September 30, 1997 consisted of the following:

-----------------------------------------------------------------------------------
  Bank note payable $9,260 monthly, plus
  interest at 7.6%; collateralized by
  land and buildings; remaining
  balance due January, 1999                                     $1,810,584

  Mortgage note payable $12,005 monthly,
  including interest at 8.25% through
  April, 2009; collateralized by land
  and buildings                                                  1,072,494

  Bank note payable $38,000 quarterly,
  plus interest at the bank's margin rate
  plus 2.5%; guaranteed by a shareholder
  of the Company                                                   646,000

  Bank note payable $30,100 monthly,
  plus interest at $8.36% through May,
  1999; collateralized by equipment                                551,632

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

4.  LONG-TERM DEBT (CONTINUED)
       -------------------------------------------------------------------------
       Mortgage note payable in monthly installments
       of $16,735, including interest at 8.25%,
       due April, 2009; collateralized by land
       and building                                             $1,494,991

       Bank note payable $4,730 monthly,
       plus interest at 8.75% through
       January, 1999, when the remaining
       balance is due; collateralized by
       land and buildings                                          936,593

       Revolving line of credit; interest payable
       monthly at prime plus .5%, matures
       January, 1999; collateralized by
       accounts receivable                                         175,000

       Bank note payable $16,667 monthly,
       plus interest at 8.65% through January,
       2002; collateralized by equipment                           866,664

       Bank note payable in 48 equal monthly
       installments beginning November, 1997,
       with interest at prime plus .5%;
       collateralized by equipment                               1,073,986

       Bank note payable of $11,250 monthly,
       plus interest at prime plus .5%,
       remaining balance due October, 2000;
       collateralized by equipment                                 416,250

       Capitalized lease obligations (see Note 6)                  540,608
       ------------------------------------------------------------------------
                                                                 9,584,802
       Less current maturates                                   (1,564,712)
       ------------------------------------------------------------------------

                                                               $ 8,020,090
       ------------------------------------------------------------------------


Advances under the revolving line of credit are limited to a defined percentage of eligible receivables. The line of credit had a maximum commitment of $1,200,000 at September 30, 1997.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

4.  LONG-TERM DEBT (CONTINUED)

  Loan agreements of KDM&S contain covenants which provide for, among other things, the maintenance of certain financial ratios and limitations on the amounts of dividends and distributions made by KDM&S.

  The required annual principal payments for the next five years and thereafter are as follows:

               FISCAL YEAR
                ENDING IN
          ------------------------------
           1998               $1,564,712
           1999                4,028,903
           2000                1,095,424
           2001                  829,332
           2002                  319,060
            Thereafter         1,747,371
          ------------------------------
                              $9,584,802
          ------------------------------

5.  RELATED PARTIES

  Transactions with related parties are comprised of a long-term payable for accrued expenses, which is not expected to be repaid during the next fiscal year.

6.  COMMITMENTS AND CONTINGENCIES

  KDM&S leases data center space, automobiles, and equipment under noncancelable operating and capital leases expiring 1998 through 2006, and other data center space under cancelable or monthly rental agreements. Rent expense for all operating leases totaled approximately $1,270,000 during the year ended September 30, 1997. Capital leases are included with long-term debt and amortization of capitalized costs are included in depreciation.

  The following is an analysis of the leased property under capital leases by major class:

       Data center equipment                       $ 626,677
       Office equipment                              203,023
       -----------------------------------------------------
                                                     829,700
       Less accumulated amortization                (135,449)
       -----------------------------------------------------
                                                   $ 694,251
       -----------------------------------------------------

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

6.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

  The future minimum rental payments required under the leases for the next five years are as follows:

    Fiscal year                             Capital     Operating
    ending in                                leases      leases
  ----------------------------------------------------------------
       1998                            $ 203,256    $1,310,000
       1999                              203,256     1,330,000
       2000                              186,136     1,095,000
       2001                               20,946     1,040,000
       2002                                    -     1,000,000
  ----------------------------------------------
  Total minimum lease payments           613,594
  Less amount representing interest      (72,986)
  ----------------------------------------------
  Present value of minimum lease
    payments                             540,608
  Less current maturates                (164,290)
  ----------------------------------------------

  Long-term portion                    $ 376,318
  ----------------------------------------------

  Certain data center leases include periods of free or reduced rent payments for a period of time and increasing rent payments over the remainder of the leases. The Company expenses the total rental obligations using the straight-line method over the lease term. At September 30, 1997, the amount of rent, which had been expensed but not yet paid totaled $659,925. The future rental payments for operating leases for the year ending September 30, 1998 of $1,310,000 reflects the actual payments to be made during that fiscal year. The actual expense, which will be recorded in the financial statements, will be approximately $53,000 higher.

  The Companies located in the United States maintain a 401(k) retirement plan whereby eligible employees may contribute up to 15 percent of their salary. The Companies contribute 50 cents for every dollar contributed by the employees up to three percent of the employees' gross pay. The contributions to the Plan by the Companies totaled approximately $35,000 for the year ended September 30, 1997.

7. INCOME TAXES

  The financial statements include a deferred income tax liability for the differences between financial and tax bases of net assets. Deferred taxes result primarily from using a faster rate of depreciation for income tax purposes than is used for financial statement purposes.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

7. Income taxes (Continued)

  Income tax expense for the year ended September 30, 1997, is higher than the statutory tax rate because a valuation allowance has been recorded for the tax benefit, approximately $95,000, from the loss of the Company's Argentina subsidiary, KSAI. The loss carryforward of KSAI, approximately $317,000, expires in 2002.

  A reconciliation of the income tax expense at the federal statutory rate to income tax expense at the effective rate for the year ended September 30, 1997 is as follows:

       Income tax expense at the federal statutory rate (34%)    $268,728
       Adjustment of valuation allowance                           95,000
       Other                                                        3,983
       ------------------------------------------------------------------
       Income tax expense at the effective rate (46.5%)          $367,711
       ------------------------------------------------------------------

AUDITORS' REPORT


To the Shareholders of
Archivex Inc.


We have audited the consolidated balance sheets of Archivex Inc. as at November 30, 1997 and 1996 and the statements of earnings, retained earnings and cash flows for each of the years ended November 30, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 1997 and 1996 and the results of its operations and the changes in its financial position for the three year period ended November 30, 1997 in accordance with generally accepted accounting principles.


/s/ Friedman and Friedman
Chartered Accountants


Montreal, Quebec
January 13, 1998
(Except as to note 11 which
is as of February 4, 1998)

ARCHIVEX INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                           (IN CDN$)           (IN CDN$)
                                          NOVEMBER 30         FEBRUARY 28
                                       1997         1996          1998
--------------------------------------------------------------------------------
                                                              (UNAUDITED)

            ASSETS
CURRENT ASSETS:
  Accounts receivable  (note 2)      $ 4,696       $ 3,609     $ 5,225
  Inventory                              177           228         174
  Prepaid expenses                       298           326         353
  Income taxes receivable                  -           123           -
--------------------------------------------------------------------------------
                                       5,171         4,286       5,752
--------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT  (note 4)      16,761        15,208      17,116
  Less-accumulated depreciation and
  amortization                        (7,746)       (5,814)     (7,881)
--------------------------------------------------------------------------------
  Net property and equipment           9,015         9,394       9,235
--------------------------------------------------------------------------------

OTHER ASSETS:
  Intangible assets, net  (note 5)     6,029         5,797       5,783
  Loans receivable,
    related parties  (note 3)            668           886         851
--------------------------------------------------------------------------------
    Total other assets                 6,697         6,683       6,634
--------------------------------------------------------------------------------

                                     $20,883       $20,363     $21,621
--------------------------------------------------------------------------------

  LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt  $ 3,775       $ 2,275     $ 4,000
  Bank advances                        1,593         1,141       2,578
  Accounts payable                       283           364         883
  Accrued expenses                     1,164           915         947
  Income taxes payable                   352             -         161
  Deferred revenues                    2,282         2,054       2,243
--------------------------------------------------------------------------------
   Total current liabilities           9,449         6,749      10,812

LONG-TERM DEBT  (note 6)               2,150         6,025       1,150
--------------------------------------------------------------------------------
DEFERRED INCOME TAXES                  1,696         1,196       1,696
--------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES  (Note 7)

SHAREHOLDERS' EQUITY:
  Capital stock  (note 8)              4,000         4,000       4,000
  Retained earnings                    3,588         2,393       3,963

                                       7,588         6,393       7,963
--------------------------------------------------------------------------------

                                     $20,883       $20,363     $21,621
--------------------------------------------------------------------------------

ARCHIVEX INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                               (IN CDN$)
                                    (IN CDN$)                   FOR THE
                                 FOR THE YEAR ENDED        THREE MONTHS ENDED
                                    NOVEMBER 30                FEBRUARY 28
                              1997      1996      1995      1998         1997
-------------------------------------------------------------------------------
                                                               (UNAUDITED)
REVENUES:
  Storage                  $  9,230  $  8,811  $  8,229    $  2,553    $  2,340
  Service and storage
   material sales            11,080    10,252     9,607       2,864       2,461
-------------------------------------------------------------------------------
   Total revenues            20,310    19,063    17,836       5,417       4,801
-------------------------------------------------------------------------------

OPERATING EXPENSES:
  Cost of sales excluding
  depreciation and
   amortization              10,629    10,573    10,057       3,052       2,821
  Selling, general and
   administrative             3,705     3,326     3,105       1,329         963
  Depreciation and
   amortization               2,276     1,022     1,172         343         290
  Consulting payments to
   related parties              534       425       412           -           -
--------------------------------------------------------------------------------
  Total operating
   expenses                  17,144    15,346    14,746       4,724       4,074
--------------------------------------------------------------------------------

OPERATING INCOME              3,166     3,717     3,090         693         727
INTEREST EXPENSE                757       913     1,078         157         180
WRITE-DOWN OF PROPERTY
  AND EQUIPMENT                   -     1,648         -           -           -
--------------------------------------------------------------------------------
NET INCOME BEFORE TAXES       2,409     1,156     2,012         536         547
--------------------------------------------------------------------------------

  Income taxes - current        714       120        66         161         164
               - deferred       500       434       762           -           -
--------------------------------------------------------------------------------
                              1,214       554       828         161         164
-------------------------------------------------------------------------------

NET INCOME                  $ 1,195   $   602   $ 1,184     $   375     $   383
-------------------------------------------------------------------------------

ARCHIVEX INC.
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
(IN THOUSANDS)
--------------------------------------------------------------------------------


  ACCUMULATED
   EARNINGS                                              (IN CDN$)
--------------------------------------------------------------------------------
BALANCE, DECEMBER 1, 1994                                $     839
  Net income                                                 1,184
  Dividends                                                   (207)
--------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 1995                                   1,816
  Net income                                                   602
  Dividends                                                    (25)
--------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 1996                                   2,393
  Net income                                                 1,195
--------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 1997                                   3,588
  Net income (unaudited)                                       375
--------------------------------------------------------------------------------
BALANCE, FEBRUARY 28, 1998 (unaudited)                     $ 3,963
--------------------------------------------------------------------------------

ARCHIVEX INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

-----------------------------------------------------------------------------------------------------------
                                                          (IN CDN$)                        (IN CDN$)
                                                      FOR THE YEAR ENDED             FOR THE THREE MONTHS
                                                         NOVEMBER 30                   ENDED FEBRUARY 28
                                                       1997       1996       1995       1998        1997
-----------------------------------------------------------------------------------------------------------
                                                                                          (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                     $ 1,195    $   602   $ 1,184     $   375     $   383
     Adjustments to reconcile net income
         to net cash provided by
         operating activities-
         Write-down of property and equipment             -      1,648         -           -           -
         Loss on disposal of property and equipment      (6)         -        (1)          -          (5)
         Depreciation and amortization                2,276      1,022     1,172         343         290
         Deferred income taxes                          500        434       762           -           -
         Change in assets and liabilities -
            (Increase) decrease in-
              Accounts receivable                    (1,087)      (516)       65        (529)         51
              Inventory                                  51        (28)       (1)          3          19
              Prepaid expenses                           28        (21)      151         (55)         56
              Income taxes receivable                   123          1        (9)        161           -
            Increase (decrease) in-
              Accounts payable                          (81)        71        81         600         346
              Accrued expenses                          249         17       260        (217)       (542)
              Income taxes payable                      352          -         -        (352)        287
              Deferred revenues                         228         75       165         (39)        (42)
-----------------------------------------------------------------------------------------------------------

     Net cash provided by operating activities        3,828      3,305     3,829         290         843
-----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Loans receivable, related parties                  217        446    (1,231)       (183)          2
     Capital expenditures                            (1,634)    (2,443)   (1,369)       (355)       (318)
     Proceeds from disposal of capital assets           123          9        56           -           -
     Increase in intangible assets                     (613)      (426)     (244)         38        (111)
     Proceeds from disposal of deferred charges           2          -         -           -           -
-----------------------------------------------------------------------------------------------------------

     Net cash used in investing activities           (1,905)    (2,414)   (2,788)       (500)       (427)
-----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments of long-term debt                      (2,375)    (1,400)     (905)       (775)       (450)
     Dividends                                            -        (25)     (207)          -           -
-----------------------------------------------------------------------------------------------------------

     Net cash used in financing activities           (2,375)    (1,425)   (1,112)       (775)       (450)
-----------------------------------------------------------------------------------------------------------

NET DECREASE IN BANK ADVANCES                          (452)      (534)      (71)       (985)        (34)
BANK ADVANCES, BEGINNING OF PERIOD                   (1,141)      (607)     (536)     (1,593)     (1,141)
-----------------------------------------------------------------------------------------------------------

BANK ADVANCES, END OF YEAR                          $(1,593)   $(1,141)  $  (607)    $(2,578)    $(1,175)
-----------------------------------------------------------------------------------------------------------


ARCHIVEX INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands except share data)

November 30, 1997
--------------------------------------------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



   PRINCIPLES OF CONSOLIDATION

    These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Stacs International Inc. and Faxtrieval Inc. All material intercompany transactions and balances have been eliminated on consolidation.

   INVENTORY
    Inventory is valued at cost. Cost is determined on a first-in, first-out basis.

   PROPERTY AND EQUIPMENT
    Property and equipment are recorded at cost and depreciated or amortized as follows:

        Declining-balance method
          Shelving                      20%
          Machinery and equipment       30%
          Furniture and fixtures        30%
          Computer equipment            30%
          Computer software             10% - 30%
          Automotive equipment          30%

        Straight-line method
          Leasehold improvements - over the terms of the respective leases plus the first renewal period, where applicable.

          Lease rights - over the terms of the respective leases plus the first renewal period, where applicable

    Only the acquisitions in the first six months of the year are depreciated or amortized in the year.

   INTANGIBLE ASSETS
    Goodwill is recorded at cost and amortized on a straight-line basis at an annual rate of 2.5%.


                                                                     (Continued)

ARCHIVEX INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 1997
--------------------------------------------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...cont'd.


    Moving costs are recorded at cost and amortized on a straight-line basis over the terms of the respective leases plus the first renewal period, where applicable. Only the costs incurred in the first six months of the year are amortized in the year.

    Client acquisition costs consist of the unreimbursed costs and inducements associated with moving the records of new clients into the Company's premises. All such costs are recorded at cost and amortized on a straight-line basis over six years. Only the costs incurred in the first six months of the year are amortized in the year.

   DEFERRED STORAGE REVENUE
    The unearned portion of revenue arises when storage is billed for a period of time over-lapping the Company's fiscal year-end.


2. ACCOUNTS RECEIVABLE                             1997       1996



     Trade                                       $ 4,415    $ 3,416
     Allowance for doubtful accounts                 (29)       (23)
                                                 -------    -------

                                                    4,386     3,393
     Sundry                                           310       216
                                                 --------   -------

                                                 $  4,696   $ 3,609
                                                 --------   -------

3. LOANS RECEIVABLE, RELATED PARTIES


    a) Loans receivable from 19-12 Holding Ltd./Gestion 19-12 Ltee have no specific terms of repayment and bear interest at the rate of 10%. An amount of $86 (1996 - $95) has been credited to earnings in the current year.

    b) The balance of the loans do not bear interest and have no specific terms of repayment.


                                                                     (Continued)

ARCHIVEX INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 1997
--------------------------------------------------------------------------------


4. PROPERTY AND EQUIPMENT                1997        1996

     Shelving                         $ 5,258     $ 4,733
     Machinery and equipment              379         330
     Furniture and fixtures               596         462
     Computer equipment                   807         625
     Computer software                  1,975       1,733
     Automotive equipment                  38          71
     Leasehold improvements             2,708       2,254
     Lease rights                       5,000       5,000
                                      -------     -------
                                       16,761      15,208
     Less: Accumulated depreciation     7,746       5,814
                                      -------     -------
                                      $ 9,015     $ 9,394
                                      =======     =======


    The Company has recognized a change in accounting estimate with respect to depreciation of certain capital assets, to that described in note 1. The effect of this change in estimate increased the depreciation expense for these capital assets and reduced net earnings and net book value by $1,028 for the year ended November 30, 1997. Deferred income taxes as at November 30, 1997 decreased by $417.


5. INTANGIBLE ASSETS                     1997        1996

     Goodwill                          $5,898      $5,898
     Client acquisition costs             115           -
     Moving costs                       1,709       1,213
                                       ------      ------
                                        7,722       7,111
     Less: Accumulated amortization     1,693       1,314
                                       ------      ------
                                       $6,029      $5,797
                                       ======      ======


                                                                     (Continued)

ARCHIVEX INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 1997
--------------------------------------------------------------------------------


6. LONG-TERM DEBT                                             1997        1996



     Term loan, due on or before December 12, 1999,
     repayable in annual variable capital instalments.
     Interest is calculated daily and payable monthly
     in arrears at the rate of 8.99% per annum.             $ 5,825    $ 8,100

     Term loan, due January 4, 1998.  Interest is
     calculated and payable monthly in arrears at the
     rate of 10% per annum.                                     100        200
                                                            -------    -------
                                                              5,925      8,300
     Current portion                                          3,775      2,275
                                                            -------    -------
                                                            $ 2,150    $ 6,025
                                                            =======    =======

     The term loan due December 12, 1999 is secured by:

     1) Moveable hypothec covering the following universality of property, present and future:
           a)   claims, accounts receivable and book debts, and
           b)   other moveable property;

     2) $20,000 moveable hypothec covering all moveable property, corporeal or incorporeal, present and future;

     3) A demand debenture in the amount of $20,000 registered in the Province of Alberta;

     4) A registered general assignment of book debts, inventory and equipment registered in the Provinces of Ontario and Alberta;

     5)  A General Security Agreement registered in the Province of Ontario;

     6) Assignment of life insurance on two of the directors of the Company to the extent of $1,000 each; and

     7)  Assignment of insurance policies.


                                                                     (Continued)

ARCHIVEX INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 1997
--------------------------------------------------------------------------------


6. LONG-TERM DEBT...cont'd.



    Aggregate annual capital payments required are due approximately as follows:

                1998              $3,775
                1999               1,862
                2000                 288
                                  ------
                                  $5,925
                                  ======


    The Company is in compliance with the covenants pursuant to the agreement with its banker.


7. COMMITMENTS AND CONTINGENCIES



    a) The minimum rentals payable under long-term operating leases, exclusive of certain operating costs for which the Company is responsible, are approximately as follows:

                1998              $2,345
                1999               2,221
                2000               2,094
                2001               2,094
                2002               2,094

    b) The Company has guaranteed certain mortgage indebtedness and bank loan of 19-12 Holding Ltd./Gestion 19-12 Ltee to the extent of $500 and $677 respectively.


8. CAPITAL STOCK



     Authorized:
     (Unlimited as to capital contribution and the number of shares without par value)

            Common shares.

            Class "A"  voting, participating to the extent of the redemption value shares, redeemable at their paid-in value plus an annual amount of 24% thereof less distributions, compounded annually.

                                                                     (Continued)

ARCHIVEX INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 1997
--------------------------------------------------------------------------------


8. CAPITAL STOCK...cont'd.                            1997               1996



     Class "B"  8% non-cumulative, voting, non-
                participating shares, redeemable
                at their paid-in value.

     Class "C"  10% non-cumulative, non-voting,
                non-participating shares,
                redeemable at their paid-in value.

     Class "D"  12% non-cumulative, non-voting,
                non-participating shares,
                redeemable and retractable at
                their paid-in value.

     Class "E"  0.5% per month non-cumulative,
                non-voting, non-participating
                shares, redeemable and retractable
                at their paid-in value.

Issued:

          3,000    Common shares                      $      100    $        100
          3,000    Class "A" shares                    3,000,000       3,000,000
          1,000    Class "C" shares                    1,000,000       1,000,000
                                                      ----------    ------------
                                                      $4,000,100    $  4,000,100
                                                      ==========    ============


9. INCOME TAX LOSSES


    The Company has utilized non-capital losses of prior years amounting to approximately $854 (1996 - $1,791, 1995 - $1,236) to reduce taxable income for Federal income tax purposes.


                                                                     (Continued)

ARCHIVEX INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 1997
--------------------------------------------------------------------------------


10.  RELATED PARTY TRANSACTIONS


    The Company leases premises from a related company, 19-12 Holding Ltd./Gestion 19-12 Ltee, and from a corporate shareholder, Sagarmatha Capital Inc. The rental charges under the lease agreements amounted to $1,355 (1996 - $1,382, 1995 - $1,056) and $882 (1996 -$851, 1995 - $850),
    respectively.


11.  SUBSEQUENT EVENT



    On February 4, 1998, the Company, along with certain related companies executed an agreement to sell substantially all of the assets used in its business.

                               PIERCE LEAHY CORP.
                               ------------------

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             -----------------------------------------------------

                             BASIS OF PRESENTATION
                             ---------------------

                                  (Unaudited)
                                  ----------



The accompanying pro forma condensed consolidated balance sheet as of March 31, 1998 and the related pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and for the three months ended March 31, 1998 give effect to the acquisition of certain net assets of Archivex Inc. ("Archivex") and real estate owned by affiliates of Archivex, as described in
Note 2, as well as the acquisition of all of the capital stock of Kestrel Holdings, Inc. ("Kestrel"), as described in Note 3, as if these transactions had occurred as of March 31, 1998, in the case of the pro forma condensed consolidated balance sheet, and as of January 1, 1997, in the case of the pro forma condensed consolidated statements of operations.

It should be noted that the year end of Pierce Leahy Corp. and subsidiaries (the "Company") is December 31. Therefore, the Company's historical information relates to the year ended December 31, 1997. The corresponding period for Archivex and Kestrel are the fiscal years ended November 30, 1997 and September 30, 1997, respectively.

The pro forma condensed consolidated financial statements have been prepared by management of the Company and should be read in conjunction with the historical consolidated financial statements, which have been previously filed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and the historical consolidated financial statements of Archivex and Kestrel, which are included elsewhere in this Form 8-K. The pro forma consolidated financial statements are based on certain assumptions and preliminary estimates which are subject to change. These statements do not purport to be indicative of the consolidated financial position or results of operations of the Company that might have occurred, nor are they indicative of future results.

                               PIERCE LEAHY CORP.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)



                                                          Pro Forma for the                Pro Forma for the
                                                            Acquisition of                   Acquisition of
                                                           Archivex (Note 2)                 Kestrel (Note 3)
                                                     -----------------------------         -------------------------
                                        Actual        Archivex        Pro Forma            Kestrel     Pro Forma
          ASSETS                       (Note 1)        Actual        Adjustments            Actual    Adjustments         Pro Forma
         --------                      --------     ------------  -----------------        -------  ----------------      ---------
CURRENT ASSETS:
 Cash                                  $  2,483         $    --    $            --         $   249       $        --      $  2,732
 Accounts receivable                     31,325           3,681             (3,681)(a)       1,633                --        32,958
 Inventories                                872             123               (123)(a)          --                --           872
 Prepaid expenses and other               1,112             249               (249)(a)         526                --         1,638
 Deferred income taxes                    2,589              --                 --              --                --         2,589
                                       --------         -------  -----------------         -------  ----------------      --------
     Total current assets                38,381           4,053             (4,053)(a)       2,408                --        40,789

PROPERTY AND EQUIPMENT, net             173,399           6,505              8,188 (b)      15,623                --       203,715
OTHER ASSETS, primarily
 goodwill                               240,805           4,674             45,433 (c)       1,762            35,853 (aa)  328,527
                                       --------         -------  -----------------         -------  ----------------      --------
                                       $452,585         $15,232            $49,568         $19,793           $35,853      $573,031
                                       ========         =======  =================         =======  ================      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of long-term debt
  and noncompete obligations           $  2,127         $ 2,818          $  (2,818)(a)     $ 1,706       $    (1,706)(bb)  $ 2,127
 Accounts payable                         6,873           2,438             (2,438)(a)         675                --         7,548
 Accrued expenses                        24,716             781                617 (d)         573                --        26,687
 Deferred revenues                       12,436           1,580                                874                --        14,890
                                       --------         -------  -----------------         -------  ----------------      --------
     Total current liabilities           46,152           7,617              4,639 (a)       3,828            (1,706)       51,252

LONG-TERM DEBT AND NONCOMPETE
 OBLIGATIONS                            334,801             810               (810)(a)       8,300            43,700 (bb)  448,623
                                                                            61,822 (e)
DEFERRED RENT                             4,358              --                 --             624              (624)(cc)    4,358
DEFERRED INCOME TAXES                     8,594           1,195             (1,195)(a)       1,524                --        10,118
SHAREHOLDERS' EQUITY                     58,680           5,610             (5,610)(a)       5,517            (5,517)(dd)   58,680
                                       --------         -------  -----------------         -------  ----------------      --------
                                       $452,585         $15,232          $  49,568         $19,793           $35,853      $573,031
                                       ========         =======  =================         =======  ================      ========



         The accompanying notes are an integral part of this statement.

                              PIERCE LEAHY CORP.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1997
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)




                                                                        Pro Forma for the                Pro Forma for the
                                                                         Acquisition of                   Acquisition of
                                                                        Archivex (Note 2)                 Kestrel (Note 3)
                                                                 -----------------------------   ------------------------------
                                                      Actual     Archivex       Pro Forma          Kestrel         Pro Forma
                                                     (Note 1)     Actual       Adjustments          Actual         Adjustments
                                                   ------------  --------  -------------------   -------------  ---------------
REVENUES                                           $    183,517  $ 14,522  $            --       $      12,873  $            --
                                                   ------------  --------  -------------------   -------------  ---------------
OPERATING EXPENSES:
 Cost of sales, excluding depreciation
  and amortization                                      101,940     7,600               (1,598) (f)      5,330               --
 Selling, general and administrative                     30,070     3,031                 (382) (g)      4,727               --
 Depreciation and amortization                           21,528     1,627                1,903  (h)        883            1,908 (ee)
 Special compensation charge                              1,752        --                   --              --               --
 Foreign currency exchange                                  702        --                   --              --               --
                                                   ------------  --------  -------------------      ----------  ---------------
 Total operating expenses                               155,992    12,258                  (77)         10,940            1,908
                                                   ------------  --------  -------------------      ----------  ---------------
 Operating income                                        27,525     2,264                   77           1,933           (1,908)

INTEREST EXPENSE                                         29,262       542                4,404 (i)         841            3,319 (ff)
                                                   ------------  --------  -------------------      ----------  ---------------
 Income (loss) before income taxes,
  extraordinary charge and
  discontinued operations                                (1,737)    1,722               (4,327)          1,092           (5,227)

INCOME TAXES                                              7,424       868               (1,729)(j)         359           (1,154)(gg)

                                                   ------------  --------  -------------------      ----------  ---------------
INCOME (LOSS) BEFORE EXTRAORDINARY CHARGE AND
 DISCONTINUED OPERATIONS                           $     (9,161) $    854  $            (2,598)     $      733          $(4,073)
                                                   ============  ========  ===================      ==========  ===============

BASIC AND DILUTED LOSS BEFORE EXTRAORDINARY
 CHARGE AND DISCONTINUED OPERATIONS PER SHARE      $      (0.69)
                                                   ============

SHARES USED IN COMPUTING BASIC AND DILUTED
 LOSS PER SHARE                                      13,385,243
                                                   ============

                                                   Pro Forma
                                                  -----------
REVENUES                                          $   210,912
                                                  -----------
OPERATING EXPENSES:
 Cost of sales, excluding depreciation
  and amortization                                    113,272

 Selling, general and administrative                   37,446
 Depreciation and amortization                         27,849
 Special compensation charge                            1,752
 Foreign currency exchange                                702
                                                  -----------
 Total operating expenses                             181,021
                                                  -----------
 Operating income                                      29,891
INTEREST EXPENSE                                       38,368
                                                  -----------
  Loss before income taxes, extraordinary
  charge and discontinued operations                   (8,477)

INCOME TAXES                                            5,768 (k)
                                                  -----------
INCOME (LOSS) BEFORE EXTRAORDINARY CHARGE AND
 DISCONTINUED OPERATIONS
                                                      (14,245)
                                                  ===========
BASIC AND DILUTED LOSS BEFORE EXTRAORDINARY
 CHARGE AND DISCONTINUED OPERATIONSPER SHARE      $     (1.06)
                                                  ===========

SHARES USED IN COMPUTING BASIC AND DILUTED         13,385,243
 LOSS PER SHARE                                   ===========

        The accompanying notes are an integral part of this statement

                               PIERCE LEAHY CORP.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)




                                                                        Pro Forma for the                Pro Forma for the
                                                                         Acquisition of                   Acquisition of
                                                                        Archivex (Note 2)                 Kestrel (Note 3)
                                                                 -----------------------------    -----------------------------
                                                      Actual     Archivex       Pro Forma           Kestrel        Pro Forma
                                                     (Note 1)     Actual       Adjustments           Actual       Adjustments
                                                   ------------  --------  -------------------    ------------  ---------------
REVENUES                                           $     56,290  $  3,816  $                --    $      2,938  $            --
                                                   ------------  --------  -------------------    ------------  ---------------
OPERATING EXPENSES:
 Cost of sales, excluding depreciation
  and amortization                                      32,915      2,150                 (394)(f)       1,487               --
 Selling, general and administrative                     8,774        936                  (94)(g)         786               --
 Depreciation and amortization                           7,219        242                  640 (h)         255              443 (ee)
 Foreign currency exchange                                 (62)        --                                   --
                                                   ------------  --------  -------------------    ------------  ---------------
 Total operating expenses                               48,846      3,328                  152           2,528              443
                                                   ------------  --------  -------------------    ------------  ---------------
 Operating income                                        7,444        488                 (152)            410             (443)
INTEREST EXPENSE                                         8,300        111                1,125 (i)         178              862 (ff)
                                                   ------------  --------  -------------------    ------------  ---------------
 Income (loss) before income taxes                        (856)       377               (1,277)            232           (1,305)
INCOME TAXES                                               181        113                 (440)(j)          72             (286)(gg)
                                                   ------------  --------  -------------------    ------------  ---------------
INCOME (LOSS)                                      $    (1,037)    $  264  $              (837)         $  160          $(1,019)
                                                   ============  ========  ===================    ============  ===============
BASIC AND DILUTED LOSS PER SHARE                         (0.06)
                                                   ============
SHARES USED IN COMPUTING BASIC AND DILUTED
 LOSS PER SHARE                                      16,477,728
                                                   ============


                                                 Pro Forma
                                                ------------
REVENUES                                        $     63,044
                                                ------------
OPERATING EXPENSES:
 Cost of sales, excluding depreciation
  and amortization                                   36,158
 Selling, general and administrative                 10,402
 Depreciation and amortization                        8,799
 Foreign currency exchange                              (62)
                                                -----------
 Total operating expenses                            55,297
                                                -----------
 Operating income                                     7,747
INTEREST EXPENSE                                     10,576
                                                -----------
 Income (loss) before income taxes                   (2,829)
INCOME TAXES                                           (360)
                                                -----------
INCOME (LOSS)                                   $    (2,469)
                                                -----------
BASIC AND DILUTED LOSS PER SHARE                $     (0.15)
                                                ===========
SHARES USED IN COMPUTING BASIC AND DILUTED
 LOSS PER SHARE
                                                $16,477,728
                                                ===========



         The accompanying notes are an integral part of this statement

                               PIERCE LEAHY CORP.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)



1.  HISTORICAL:
--  -----------

The historical balances of Pierce Leahy Corp. and subsidiaries (the "Company") represent the consolidated balance sheet as of March 31, 1998 and the consolidated results of operations for the year ended December 31, 1997 and for the three months ended March 31, 1998 as reported in the consolidated financial statements which have been previously filed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the three months ended March 31, 1998, respectively.

2.  ACQUISITION OF ARCHIVEX INC.:
--  -----------------------------

On April 7, 1998, the Company acquired certain net assets of Archivex and real estate owned by affiliates of Archivex for approximately $63,402, including transaction costs and assumed liabilities of $1,580. In addition to the purchase price, the Company has accrued $1,398 for estimated severance costs for planned employee terminations. The acquisition has been accounted for using the purchase method of accounting. Under this method, the purchase price is allocated to the assets acquired and liabilities assumed based on the fair values at the acquisition date. Such allocation has been based on estimates that may be revised at a later date. The purchase price exceeded the fair value of the net assets acquired by approximately $50,107, which has been allocated to goodwill and non-compete agreements and will be amortized on a straight-line basis over 30 years and 5 years, respectively.

The historical balances for Archivex were derived from the historical balance sheet as of February 28, 1998 and the statement of operations for the year ended November 30, 1997 and for the three months ended February 28, 1998. The Archivex financial statements are prepared in Canadian dollars and are included elsewhere in this Form 8-K. For purposes of the pro forma condensed consolidated financial statements, the Archivex financial statements were converted into US dollars by using the quarter-end exchange rate (.704) for the balance sheet and the average exchange rate (.715) and (.705) for the statements of operations for the year ended December 31, 1997 and the three months ended February 28, 1998, respectively.

The following pro forma adjustments for the Archivex acquisition are reflected in the pro forma condensed consolidated balance sheet as of March 31, 1998 and the pro forma condensed consolidated statement of operations for the year ended December 31, 1997 and for the three months ended March 31, 1998.

Unaudited Pro Forma Adjustments to Condensed Consolidated Balance Sheet
-----------------------------------------------------------------------

(a) Reflects the adjustment of certain assets and liabilities of Archivex not acquired or assumed as part of the acquisition.

(b) Reflects the purchase of real estate owned by affiliates of Archivex, which is not included in the financial statements of Archivex. The purchase price for such real estate has been allocated $1,228 to land and $6,960 to buildings.

(c) Intangible assets of goodwill ($42,967) and a noncompete agreement ($7,140) result from the preliminary allocation of the purchase price. These intangibles are subject to adjustment based on the final allocation of the purchase price to the net assets acquired. Management believes that the final allocation of the purchase price will not differ materially from the preliminary estimated amounts.

(d) In addition to the purchase price, the Company has accrued $1,398 for estimated severance costs for planned employee terminations.

(e) Reflects the Company's borrowing of $61,822 on its credit facility to fund the acquisition of Archivex and real estate owned by affiliates of Archivex.

Unaudited Pro Forma Adjustments to Condensed Consolidated Statement of
----------------------------------------------------------------------
Operations
----------

(f) Represents the elimination of rent expense on facilities leased to Archivex from its affiliates. These facilities were purchased as part of the acquisition.

(g) Represents the elimination of management fees paid to an affiliate of Archivex, which were discontinued upon completion of the acquisition.

(h) Represents additional depreciation and amortization expense of $1,903 and $640 for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively, relating to goodwill and noncompete agreement, based upon the estimated useful lives of 30 years for goodwill and 5 years for noncompete agreement plus depreciation expense relating to the estimated the fair value of the building purchased from affiliates of Archivex depreciated over 30 years.

(i) Represents additional interest expense on the $61,822 of borrowings to fund the acquisition using an effective annual interest rate of 8%.

(j) Represents an income tax benefit on the pro forma net loss generated by the acquisition at the statutory Canadian tax rate of 45%, after the addback of all nondeductible expenses of $692 and $193 for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively.

(k) The Company operated as a Subchapter S corporation for income tax purposes until July 1, 1997. The Company recorded a deferred income tax provision of $6,600 in 1997 in connection with the termination of the Company's status as a Subchapter S corporation. The pro forma income taxes represent taxes on the pro forma loss before income taxes, extraordinary charge and discontinued operations after addback of all pro forma non-deductible expenses along with the $6,600 deferred income tax provision.

3.  ACQUISITION OF KESTREL HOLDINGS, INC.
--  -------------------------------------

On July 2, 1998 the Company acquired all of the capital stock of Kestrel Holdings, Inc. and two subsidiaries for approximately $52,000, including transaction costs. Prior to the acquisition by the Company, Kestrel distributed the stock of one of its subsidiaries to its Stockholders. For the year ended September 30, 1997, this subsidiary had revenues, operating expenses and net loss of approximately $739, $984 and $310, respectively. Such amounts have been eliminated from the historical Kestrel statement of operations in the Pro Forma Presentation. The acquisition has been accounted for using the purchase method of accounting. Under this method, the purchase price is allocated to the assets acquired and liabilities assumed based on the fair values at the acquisition date. Such allocation has been based on estimates that may be revised at a later date. The purchase price exceeded the fair value of the net assets acquired by approximately $35,853, which as been allocated to goodwill and non-compete agreement and will be amortized on a straight line basis over 30 years and 5 years, respectively.

The historical balances of Kestrel were derived from the historical balance sheet as of December 31, 1997 and the statements of operations for the year ended September 30, 1997 and for the three months ended December 31, 1997.

The following pro forma adjustments for the Kestrel acquisition are reflected on the condensed consolidated balance sheet as of March 31, 1998 and the pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and for the three months ended March 31, 1998.


Unaudited Pro Forma Adjustments to Condensed Consolidated Balance Sheet
-----------------------------------------------------------------------

(aa) Intangible assets of goodwill ($30,853) and a non-compete agreement ($5,000) result from the preliminary allocation of the purchase price. These intangibles are subject to adjustment based on the final allocation of the purchase price to the net assets acquired. Management believes that the final allocation of the purchase price will not differ materially from the preliminary estimated amounts.

(bb) Reflects the Company's borrowing of $52,000 on its credit facility to fund the acquisition of Kestrel and the repayment of existing indebtedness of Kestrel.

(cc) Reflects the adjustment of deferred rent not assumed as part of the acquisition.

(dd)  Reflects the elimination of historical equity accounts of Kestrel.

Unaudited Pro Forma Adjustments to Condensed Statements of Operations
---------------------------------------------------------------------

(ee) Represents additional depreciation and amortization expense of $1,908 and $443 for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, relating to goodwill and noncompete agreements based upon the estimated useful lives of 30 years for goodwill and 5 years for the noncompete Agreement.

(ff) Represents additional interest expense on the $52,000 of borrowings to fund the acquisition using an effective annual interest rate of 8%.

(gg) Represents an income tax benefit on the pro forma loss generated by the acquisition at the Company's effective tax rate of approximately 38%, after the addback of all non-deductible expenses of $2,049 and $512 for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively.

          (c)  Exhibits.

               The following exhibits are filed as part of this Report:

               10.1 Stock Purchase Agreement dated as of May 21, 1998 among Pierce Leahy Corp. and the shareholders of Kestrel Holdings, Inc.

               23.1  Consent of James N. Howard and Associates, P.C.

               23.2  Consent of Friedman & Friedman, Chartered Accountants

                                   SIGNATURE
                                   ---------

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  July 2, 1998                PIERCE LEAHY CORP.


                                    By: /s/ Douglas B. Huntley
                                        --------------------------------------
                                        Name:  Douglas B. Huntley
                                        Title: Vice President and
                                               Chief Financial Officer

                                 EXHIBIT INDEX
                                 -------------


Exhibit No.     Description of Exhibit                                    Page
-----------     ----------------------                                  --------


10.1            Stock Purchase Agreement dated as of
                May 21, 1998 among Pierce Leahy Corp. and the shareholders of Kestrel Holdings, Inc.

23.1            Consent of James N. Howard and Associates, P.C.

23.2            Consent of Friedman & Friedman, Chartered
                Accountants